                                                                   EXHIBIT 10.15

                               LICENSE AGREEMENT

THIS AGREEMENT, effective as of December 31, 1998 ("Effective Date"), by and between St. Jude Children's Research Hospital ("SJCRH"), a corporation located at 332 North Lauderdale, Memphis, Tennessee 38105 and ZymoGenetics, Inc., a corporation located at 1201 Eastlake Avenue East, Seattle, WA 98102, which is a wholly owned subsidiary of Novo Nordisk of North America, which, in turn, is a wholly owned subsidiary of Novo Nordisk A/S (collectively, "Company").

                                   RECITALS

WHEREAS, SJCRH is the owner by assignment from Drs. Richard J. Bram and Gotz-Ulrich von Bulow("Inventors") of their entire right, title and interest in Patent Rights (as later defined herein) and in the inventions described and claimed therein; and

WHEREAS, SJCRH wishes to have the Patent Rights further developed and marketed at the earliest possible time in order that products resulting therefrom may be available for public use and benefit; and

WHEREAS, Company wishes to enter into an agreement to obtain an exclusive license to the Patent Rights from SJCRH in order to practice the inventions claimed therein and to make, use and sell in the commercial market the products as described herein; and

WHEREAS, SJCRH is willing to grant such a license to Company under the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the parties do hereby agree as follows:

1.   Definitions

     1.1. "Affiliate" shall mean any legal entity (such as corporation, partnership or limited liability company) that controls, is controlled by, or is placed under the same control as, Company. For the purposes of this definition, the term "control" means beneficial ownership of at least fifty percent (50%) of the voting or income interest of a legal entity.

     1.2. "Confidential Information" shall mean any confidential or proprietary information furnished by one party (the "Disclosing Party") to the other party (the "Receiving Party") in connection with this Agreement.

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

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

     1.3. "Field" shall mean use of Patent Rights to research, develop, commercialize, and sell products for [ * ].

     1.4. "Licensed Product" shall mean a drug or other product:
          (a) which is claimed in a Valid Claim; or
          (b) which was manufactured in accordance with one or more Valid Claims; or
          (c) which does not satisfy either of the definitions in (a) or (b) above, but which incorporates Hospital Materials; or
          (d) which does not satisfy either of the definitions of (a) or (b) above but satisfies all of the following criteria:
               (i)   [*] the TACI receptor claimed in the Valid Claims; and
               (ii) [*] such TACI receptor was made known to Company through Company's use of the Valid Claims; and
               (iii) [*] the TACI receptor had not been previously identified or discovered prior to Company's use of the Valid Claims.


     1.5. "Net Sales" shall mean the gross amount billed or invoiced on sales by Company, its Affiliates and Sublicensees of Licensed Product, less the following: (i) customary trade, quantity, or cash discounts and commissions to non-affiliated brokers or agents to the extent actually allowed and taken; (ii) amounts repaid or credited by reason of rejection or return; (iii) to the extent separately stated on purchase orders, invoices, or other documents of sale, any taxes or other governmental charges levied on the production, sale, transportation, delivery, or use of a Licensed Product which is paid by or on behalf of Company; (iv) duties; and (v) outbound transportation costs prepaid or allowed and costs of insurance in transit.

     In any transfers of Licensed Product between Company and an Affiliate or Sublicensee, Net Sales shall be calculated based on the final sale of the Licensed Product to an independent third party. In the event that Company or an Affiliate or Sublicensee receives non-monetary consideration for any Licensed Product, Net Sales shall be calculated based on the fair market value of such consideration. In the event that Company or its Affiliates or Sublicensees use or dispose of a Licensed Product in the provision of a commercial service, the Licensed Product shall be considered sold and the Net Sales shall be calculated based on the sales price of the Licensed Product to an independent third party during the same Royalty Period or, in the absence of such sales, on the fair market value of the Licensed Product as determined by the parties in good faith.

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

                                       2
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       1.6.  "Patent Rights" shall mean the patent applications listed on
Appendix A, the inventions described and claimed therein, and all divisional, continuation, or continuation-in-part applications of such patent applications to the extent that the claims are directed to subject matter specifically described therein, as well as all patents issued thereon and all reissues and extensions of such patents, and all foreign counterparts to such patents and patent applications.

       1.7. "Hospital Materials" shall mean any tangible biological material, or a portion thereof having equivalent biological activity, useful or necessary for the effective exercise of the Patent Rights that are transferred by SJCRH to Company under this Agreement, including [*].

       1.8. "Royalty Period" shall mean the calendar half year commencing on the date on which the first Licensed Product is sold or used in the provision of commercial services and every calendar half year thereafter during which either
(i) this Agreement remains in effect or (ii) Company has the right to complete and sell work-in-progress and inventory of Licensed Product pursuant to Section 8.5.

       1.9. "Sublicensee" shall mean any permitted sublicensee of the rights granted Company under this Agreement, as further described in Section 2.1.

1.10. "Valid Claim" shall mean a claim of any pending patent application within the Patent Rights, and any claim of any unexpired granted patent within the Patent Rights, which claim has not (i) been disclaimed, abandoned, withdrawn, or canceled (provided that claims that have been withdrawn or canceled solely in response to a restriction requirement shall not cease to be Valid Claims); (ii) been finally rejected or held invalid by a decision of a patent-granting authority beyond right of review or appeal; or (iii) been held invalid or unenforceable in an unappealable decision of a court or competent body having jurisdiction (including a decision which as appealable, but which was not timely appealed).

       2.    Grant

       2.1.  License Grant.

             a. SJCRH hereby grants to Company and Company accepts, subject to the terms and conditions herein, a worldwide exclusive license in the Field under Patent Rights, to make and have made, to use and have used, to import, to offer for sale, and to sell and have sold Licensed Product, for the term of this Agreement. Such license shall include the right to grant sublicenses.

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

             b. The license granted pursuant to Section 2.1.a. is subject to the rights, conditions and limitations imposed by U.S. law on inventions and discoveries conceived or first actually reduced to practice during the course of research funded by a U.S. federal agency. The words "exclusive license" as used herein shall mean exclusive except for any royalty-free non-exclusive license granted to the U.S. government by SJCRH pursuant to 35 USC Section 202 (c) (4) for any Patent Rights claiming any invention subject to 35 USC Section 201 and any other federal laws and applicable regulations.

             c. Company acknowledges that SJCRH has retained certain rights to use the subject matter claimed in the Patent Rights for academic research and educational purposes. SJCRH shall retain the right to make and to use, for academic research and educational purposes only and not for any commercial purpose, the subject matter described and claimed in Patent Rights and Hospital Materials. If SJCRH licenses or permits any researcher outside of SJCRH to use the subject matter claimed in the Patent Rights, SJCRH shall secure each such researcher's agreement to limit his/her use of such subject matter to academic research and educational purposes, and to refrain from using such subject matter to perform research for or with any commercial entity other than Company.

       2.2. Transfer of Hospital Materials. Promptly after request by Company, SJCRH agrees to transfer to Company any Hospital Materials necessary to permit Company to fully exploit the License granted herein. Hospital Materials shall be treated as Confidential Information pursuant to Section 7, and shall not be transferred to any third party without prior written consent by SJCRH. Title to Hospital Materials shall remain with SJCRH; however title to Licensed Product that incorporates Hospital Materials shall remain with Company. SJCRH may transfer Hospital Materials to researchers outside of SJCRH, provided SJCRH shall secure each such researcher's agreement to limit his/her use of the Hospital Materials to academic research and educational purposes, and to refrain from using such Hospital Materials to perform research for or with any commercial entity other than Company. Furthermore, SJCRH shall prevent outside researchers from transferring Hospital Materials to any third party.

       2.3. Transfer of Materials Covered by the Patent Rights. SJCRH may transfer tangible materials covered by the Patent Rights (e.g., [ * ] to researchers outside of SJCRH, provided SJCRH shall secure each such researcher's agreement to limit his/her use of such materials to academic research and educational purposes, and to refrain from using such materials to perform research for or with any commercial entity other than Company. Furthermore, SJCRH shall

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

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

prevent outside researchers from transferring materials covered by the Patent Rights to any third party.

3.     Company Obligations Relating to Commercialization

       3.1. Diligence Requirements. Company shall use commercially reasonable efforts, or shall cause its Affiliates and Sublicensees to use commercially reasonable efforts, to develop Licensed Product and to introduce Licensed Product into the commercial market; thereafter, Company or its Affiliates or Sublicensees shall make Licensed Product reasonably available to the public. Company agrees to the following:

             a. Within ninety (90) days after the Effective Date, Company shall furnish SJCRH with a written research plan under which Company intends to conduct research to evaluate opportunities to exploit Patent Rights (the "Research Plan"). The parties acknowledge that, from time to time, and depending on outcome of such research, the Research Plan may merit revision, in which case, the parties agree to confer in good faith to negotiate such revision(s) to the Research Plan.

             b. No later [*], Company shall furnish SJCRH with a written plan (the "Development Plan") under which Company intends to develop Licensed Product. Thereafter, Company may revise the Development Plan to SJCRH's reasonable satisfaction to accommodate uncertainties inherent in the drug development process, including but not limited to, regulatory delay or unexpected regulatory requirements, additional or unexpected scientific or clinical data, and delays in patient recruitment.

             c. Within sixty (60) days after each anniversary of the Effective Date, Company shall furnish SJCRH with a brief written report on the progress of its efforts during the prior year to research, develop and commercialize Licensed Product.

In the event that SJCRH reasonably determines that Company, or an Affiliate or Sublicensee, has not fulfilled its material obligations under the Sections 3.1.
(a) or (b), SJCRH shall furnish Company with written notice of such determination. Upon Company's receipt of such written notice, Company shall use good faith efforts to: (i) prove to SJCRH's reasonable satisfaction that Company has fulfilled its obligations under Sections 3.1. (a) or (b); (ii) fulfill the relevant obligation; or (iii) negotiate with SJCRH mutually acceptable revisions to the Research Plan, Development Plan, or Section 3.1. (a) or (b), as applicable. If Company has not complied with (i), (ii) or (iii) within ninety
(90) days after Company's receipt of SJCRH's written notice, SJCRH shall have the right, immediately upon written

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

notice to Company and subject to Section 9 of this Agreement, to terminate this Agreement or to convert Company's license into a non-exclusive license and grant additional licenses under the Patent Rights in the Field. If SJCRH converts Company's license into a non-exclusive license, the amounts payable under Sections 4.2 and 4.3 shall be reduced [*].

       3.2.  Indemnifications.

             a. Indemnity. Company shall indemnify, defend and hold harmless SJCRH and SJCRH's fundraising organization (the American Lebanese Syrian Associated Charities, or "ALSAC"), and their respective Boards of Governors, officers, faculty, students, employees and agents and their respective successors, heirs and assigns (the "Indemnitees"), against any liability, damage, loss, or exposure (including reasonable attorney's fees and expenses of litigation) incurred by or imposed upon any of the Indemnitees in connection with any claims, suits, actions, demands or judgments arising out of any theory of liability (including without limitation actions in the form of tort, warranty, or strict liability and regardless of whether such action has any factual basis) concerning any product, process, or service that is made, used, or sold pursuant to any right or license granted under this Agreement; provided, however, that such indemnification shall not apply to any liability, damage, loss, or expense to the extent attributed to (i) the negligent activities or intentional misconduct of the Indemnitees or (ii) the settlement of a claim, suit, action, or demand by Indemnitees without the prior written approval of Company.

             b. Procedures. The Indemnitees agree to provide Company with prompt written notice of any claim, suit, action, demand, or judgment for which indemnification is sought under this Agreement. Company agrees, at its own expense, to provide attorneys reasonably acceptable to SJCRH to defend against any such claim. If the Indemnitees so desire, they may be represented by separate legal counsel, at their own expense. The Indemnitees shall cooperate fully with Company in such defense and will permit Company to conduct and control such defense and the disposition of such claim, suit, or action (including all decisions relative to litigation, appeal, and settlement). Company agrees to keep SJCRH informed of the progress in the defense and disposition of such claim and to consult with SJCRH with regard to any proposed settlement.

             c. Insurance. Company shall maintain insurance or self-insurance that is reasonably adequate to fulfill its obligation to the Indemnitees. Company shall provide SJCRH, upon request, with written evidence of such insurance or self-insurance. Company shall continue to maintain such insurance or self-insurance after the expiration or termination of this Agreement during

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

any period in which Company or any Affiliate or Sublicensee continues to make, use, or sell a Licensed Product developed under this Agreement.

       3.3. Use of SJCRH Name. Company and its Affiliates and Sublicensees shall not use the name "St. Jude Children's Research Hospital" or any variation of that name, or any of SJCRH's trustees, officers, faculty, students, employees, or agents, or any adaptation of such names, or any term of this Agreement in any promotional material or other public announcement or disclosure or in connection with the marketing or sale of any Licensed Product without the prior written approval of SJCRH. SJCRH hereby gives its written approval that Company may use the name of SJCRH's and the Inventors for information purposes only in communicating with patent and regulatory authorities, and in seeking, negotiating or securing agreements with Sublicensees.

       3.4. Marking of Licensed Product. To the extent commercially feasible and consistent with prevailing business practices, Company shall mark, and shall cause its Affiliates and Sublicensees to mark, all Licensed Product that are manufactured or sold under this Agreement with the number of each issued patent under the Patent Rights that applies to such Licensed Product.

       3.5 Clinical Trials. In the event that Company elects to proceed with human clinical trials on a Licensed Product, Company agrees to so notify SJCRH. The parties shall jointly determine the feasibility of conducting one or more such trials at SJCRH. Company agrees to give preference to SJCRH for conducting one or more such trials should SJCRH so request, provided SJCRH is able and willing to conduct such trials under terms and conditions no less favorable to Company than any other institution able and willing to conduct such trials.

4.     Royalties and Payments

       4.1 License Fee. In partial consideration of the rights granted Company under this Agreement, Company shall pay to SJCRH, within ten (10) business days after the Effective Date, a license fee [*] This license fee payment is nonrefundable and is not creditable against any other payments due to SJCRH under this Agreement.

       4.2. Milestone Payments. Company shall pay SJCRH the following milestone payments within thirty (30) days after the occurrence of each event related to the first Licensed Product sold by Company, its Affiliate or Sublicensee:

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

             Milestone                                Payment
             ---------                                -------

             First IND approval                       [*]
             of such first Licensed Product

             First successful completion of
             Phase II or pivotal clinical trial       [*]
             demonstrating efficacy of such first
             Licensed Product

             First Market Approval                    [*]
             of such first Licensed Product


       4.3.  Royalties.   In partial consideration of the rights granted to
Company under this Agreement, Company shall pay to SJCRH a percentage royalty on Net Sales of Licensed Product by Company, its Affiliates and Sublicensees. Unless the Agreement is terminated earlier as provided herein, the royalty shall be paid on a country by country basis. The abandonment of a patent application, and/or the holding of a patent to be invalid or unenforceable by a Court or in arbitration from which no appeal can be or is taken, shall be deemed to be "expiration" of the patent. No multiple royalties shall be payable because a particular Licensed Product or its manufacture, use, importation, offer for sale, or sale are or shall be covered by more than one patent application or patent included within the Patent Rights. The applicable royalty rates are set forth below.

a.     For Licensed Products that satisfy either of the definitions of Section
1.4. (a) or (b), the royalty rate shall be:

             Annual Net Sales                     Royalty Rate
             ----------------                     ------------

             [*]

b.     For Licensed Products that do not satisfy either of the definitions of
Section 1.4. (a) or (b), but do satisfy the definition of Section 1.4(c), the royalty rate shall [*] of the rates shown in Subsection 4.3.a. above.

c.     For Licensed Products that do not satisfy either of the definitions of
Section 1.4(a) or (b), but do satisfy the definition of Section 1.4. (d), the royalty rate shall be: (i) [*] rates shown in Subsection 4.3.a. above if the active component in such Licensed Product is [*] and (ii) [*] rates shown in Subsection 4.3.a. above if the active component in such Licensed Product is [*]

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

       4.4. Credits for Royalties Paid to Third Parties. If Company makes a payment to one or more third parties for a license(s) under such third party's patent rights, biological materials or know-how, which license Company reasonably believes is necessary or proper for commercialization of a Licensed Product in a given country, Company may deduct [*] of the payments made to such third parties relevant to such Licensed Product in such country from the royalties payable to SJCRH under Subsection 4.3 for sales and uses of such Licensed Product by Company, its Affiliates and Sublicensees in such country; provided, however, that the royalties payable to SJCRH shall not be reduced by such deduction to less [*] of the royalties that would have been due in any Royalty Period in the absence of such payments to said third parties.

5.     Royalty Reports; Payments; Records

       5.1. First Sale. Company shall report to SJCRH the date of first commercial sale of any Licensed Product within thirty (30) days after occurrence.

       5.2. Reports and Payments. Within sixty (60) days after the conclusion of each Royalty Period, Company shall deliver to SJCRH a report containing the following information:

             a. the gross invoiced amount for all Licensed Products sold or commercially used by Company and its Affiliates and Sublicensees during the applicable Royalty Period in each country;

             b. the calculation of Net Sales for the applicable Royalty Period in each country, including a listing of applicable deductions and applicable royalty rate; and

             c. the total royalty payable on Net Sales in U.S. dollars, together with the exchange rates used for conversion and any credits taken under
Section 4.4 and Section 6.3.

All such reports shall be considered Company Confidential Information. If no royalties are due to SJCRH for any Royalty Period, the report shall so state. Concurrent with this report, Company shall remit to SJCRH any payment due for the applicable Royalty Period. SJCRH shall timely instruct Company as to method of payment.

       5.3. Records. Company shall maintain, and shall cause its Affiliates and Sublicensees to maintain, complete and accurate records necessary to determine amounts payable to SJCRH by Company under this Agreement, which records shall contain sufficient information to permit SJCRH to confirm the accuracy of

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

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

any reports delivered to SJCRH under Section 5.2. The relevant party shall retain such records relating to a given Royalty Period for at least three (3) years after the conclusion of that Royalty Period, during which time SJCRH shall have the right, at its expense, to cause an independent, certified public accountant reasonably acceptable to Company to inspect such records during normal business hours for the sole purpose of verifying any reports and payments delivered under this Agreement. Such accountants shall not disclose to SJCRH any information other than information relating to accuracy of reports and payments delivered under this Agreement. The parties shall reconcile any underpayment or overpayment within thirty (30) days after the accountant delivers the results of the audit. SJCRH may exercise its rights under this Section only once every year and only with reasonable prior notice to Company.

6.     Patent Prosecution and Infringement

       6.1 Responsibility for Patent Rights. SJCRH shall have primary responsibility, at the expense of Company as described in Section 6.2, for the preparation, filing, prosecution, and maintenance of all Patent Rights. In furtherance of its obligations under this Section, SJCRH shall use the services of law firm of Klauber and Jackson of Hackensack, New Jersey, or, if that is not possible, another law firm acceptable to Company. SJCRH shall consult with Company regarding the prosecution of all patent applications within the Patent Rights and shall afford Company adequate opportunity to review and comment on any responses, new patent application(s) or submissions to the relevant patent authorities.

6.2. Communications. SJCRH shall require its outside patent counsel to deliver to Company copies of all communications regarding the Patent Rights from the U.S. Patent and Trademark Office, foreign patent offices, and its foreign associates at the same time it sends such documents to SJCRH. SJCRH shall require its outside patent counsel to deliver to Company copies of proposed substantive communications which it intends to send to such patent offices or foreign associates in sufficient time before the due date in order to provide Company adequate opportunity to comment on the content thereof. SJCRH shall require its outside patent counsel or foreign associates to send reminder notices to Company of any annuity or maintenance fees payable in any country for any of the Patent Rights in a manner to allow timely payment of such fees. Upon Company's written request, SJCRH shall permit Company to pay annuity or maintenance fees payable in any country for any of the Patent Rights directly to SJCRH's outside counsel or foreign associates. The contact at Company for such communications shall be Susan Lingenfelter, or such other person later designated by Company.

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

       6.3. Reimbursement for Patent Expenses. Within thirty (30) days after the Effective Date of this Agreement Company agrees to reimburse SJCRH for all amounts expended prior to the date hereof for the preparation, filing, prosecution and maintenance of the Patent Rights licensed to Company, said amount being $18,362 as of the execution of this Agreement. Company shall reimburse SJCRH for all reasonable patent-related out-of-pocket expenses thereafter incurred by SJCRH pursuant to Section 6.1 within thirty (30) days after Company's receipt of each reasonably-itemized invoice for such expense. Company may elect, upon sixty (60) days written notice to SJCRH, to cease reimbursement of the expenses associated with obtaining or maintaining patent protection for one or more Patent Rights in one or more countries, and such decision shall not be a default under this Agreement. In such event, Company shall lose all rights under this Agreement with respect to such Patent Rights in such countries. Company shall be entitled to credit [*] of all such reimbursed amounts in each country (or region in the case of the EPO) against royalties payable to SJCRH under this Agreement for such country or region.

       6.4. Abandonment by SJCRH. In the event that SJCRH desires to abandon any patent or patent application within the Patent Rights, SJCRH shall provide Company with reasonable prior written notice of such intended abandonment, but in any event not less than sixty (60) days prior to the effective date of such abandonment, and Company shall have the right, at its expense, to prepare, file, prosecute, and maintain the relevant Patent Rights. Upon such election by SJCRH, SJCRH shall cooperate, and instruct its outside patent counsel and foreign associates to cooperate, with Company to ensure a smooth transfer of such responsibility to Company. As of the date of SJCRH's election to abandon any patent application or patent within the Patent Rights and continuing until expiration or termination of this Agreement, Company shall have no obligation under Section 4.3 to pay royalties to SJCRH for use or sale of Licensed Products that satisfy the definition of "Licensed Products" solely under Section 1.4(a) or (b) for such elected patent application or patent.

       6.5. Other Licensees. In the event that SJCRH grants one or more licenses under the Patent Rights to other licensees (e.g., in other fields), SJCRH shall endeavor to secure from each other licensee permission to disclose to Company the identity of such licensee and their licensed field. If such other licensee is not willing to so identify itself and its licensed field to Company, SJCRH shall not grant to such licensee any right to participate in filing, prosecution or maintenance of the Patent Rights, or in any interference, opposition or litigation proceeding involving the Patent Rights. SJCRH, Company and such other licensee(s) shall negotiate in good faith to modify Company's reimbursement obligations under Section 6.3 so that all licensees are liable for reimbursement of patent expenses to an extent commensurate with their licensed field.

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

       6.6.  Infringement, Interferences and Oppositions.

             a. Notification of Infringement. Each party agrees to provide written notice to the other party promptly after becoming aware of any infringement or potential infringement of the Patent Rights, or of any initiation of interference or opposition proceedings regarding the Patent Rights.

             b. Company Right to Prosecute. So long as the license granted Company under Section 2.1. remains exclusive in the Field, Company shall have the right, under its own control and at its own expense, to prosecute any and all interference and opposition proceedings involving the Patent Rights, and third party infringement of the Patent Rights in the Field, to send "cease and desist" letters to suspected infringers of the Patent Rights in the Field, and, to defend the Patent Rights in any declaratory judgment action brought by a third party which alleges invalidity, unenforceability, or non-infringement of the Patent Rights. Prior to commencing any such action, Company shall consult with SJCRH and shall consider the views of SJCRH regarding the advisability of the proposed action and its effect on the public interest. Company shall not enter into any settlement, consent judgment, or other voluntary final disposition of any infringement action under this Subsection without the prior written consent of SJCRH, which consent shall not be unreasonably withheld or delayed. Any recovery obtained in an action under this Subsection shall be distributed as follows: (i) each party shall be reimbursed for all out-of-pocket expenses incurred in the action, including attorneys fees, expert fees, and court costs; (ii) out of any award and recovery of ordinary damages to Company, Company shall pay to SJCRH the amount approximately equal to the royalties that Company would have paid to SJCRH if Company had sold the infringing products and services rather than the infringer, and (iii) as to special or punitive damages, the parties shall share equally in any award.

             c. SJCRH as Indispensable Party. SJCRH shall permit any action under this Section to be brought in its name if required by law, provided that Company shall hold SJCRH harmless from, and if necessary indemnify SJCRH against, any costs, expenses or liability that SJCRH may incur in connection with such action, except to the extent such costs, expenses or liability are attributable to the actions of SJCRH.

             d. SJCRH Right to Prosecute. In the event that Company fails to initiate an infringement action within a reasonable time after it first becomes aware of the basis for such action, or to answer a declaratory judgment action within a reasonable time after such action is filed, SJCRH shall have the right to prosecute such infringement or answer such declaratory judgment action, under

[*] designated portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

its sole control and at its sole expense, and any recovery obtained shall be given to SJCRH.

             e. Cooperation. Each party agrees to cooperate fully in any action under this Section 6.6, which is controlled by the other party, provided that the controlling party reimburses the cooperating party promptly for any reasonable out-of-pocket costs and expenses incurred by the cooperating party in connection with providing such assistance.

7.     Confidential Information; Publicity

       7.1.  Confidential Information.

             a. Obligations. For a period of five (5) years after disclosure of any portion of Confidential Information, the Receiving Party shall (i) maintain such Confidential Information in strict confidence, except that the Receiving Party may disclose or permit the disclosure of any Confidential Information to its directors, officers, employees, consultants, and advisors, and those of its affiliates and Sublicensees, who are obligated to maintain the confidential nature of such Confidential Information and who need to know such Confidential Information for the purpose of this Agreement; the Company may also disclose to the appropriate patent office(s) and legal counsel any Confidential Information necessary for filing, prosecuting, maintaining, defending and enforceing the Patent Rights; (ii) use such Confidential Information solely for the purposes of this Agreement; and (iii) allow its trustees or director, officers, employees, consultants, and advisors, and those of its affiliates and Sublicensees, to reproduce the Confidential Information only to the extent necessary for the purposes of this Agreement, with all such reproductions being considered Confidential Information.

             b. Exceptions. The obligations of the Receiving party under Subsection 7.1.a above shall not apply to the extent that the Receiving Party can demonstrate that certain Confidential Information (i) was in the public domain prior to the time of its disclosure under this Agreement; (ii) entered the public domain after the time of its disclosure under the Agreement through means other than an unauthorized disclosure resulting from an act or omission by the Receiving Party; (iii) was independently developed or discovered by the Receiving Party without use of the Confidential Information; (iv) is or was disclosed to the Receiving Party at any time, whether prior to or after the time of its disclosure under this Agreement, by a third party having no fiduciary relationship with the Disclosing Party and having no obligation to confidentiality with respect to such Confidential Information; or (v) is required to be disclosed to comply with applicable laws or regulations, or with a court or administrative

[*] designated portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

order, provided that the Disclosing Party receives reasonable prior written notice of such disclosure in a timely manner so that the Disclosing Party may take steps to prevent or limit disclosure.

8.     Term and Termination

       8.1. Term. This Agreement shall commence on the Effective Date and shall remain in effect until the expiration in all countries of Company's royalty obligations under Section 4.3. Company's royalty obligations under Section 4.3 shall expire on a country-by-country basis as described below. For products that are "Licensed Products" under Sections 1.4 (a) or (b), Company's royalty obligation shall expire on the expiration date of the last-to-expire patent within the Patent Rights in each country. For each product that is not "Licensed Product" under Section 1.4(a) or (b) but is "Licensed Product" under either
Section 1.4 (c) or (d), provided that "License Product" under Section 1.4(d) is [*], Company's royalty obligation shall expire on the date ten (10) years after the date of first commercial sale of such Licensed Product, after which date, Company shall have a worldwide, paid-up, royalty-free exclusive license to Licensed Product. For each product that is not "Licensed Product" under Section 1.4(a) or (b) but is "Licensed Product" under Section 1.4(d) and is [*], Company's royalty obligation shall expire on the date ten (10) years after the date of first commercial sale of such Licensed Product in such country, after which date, Company shall have a paid-up, royalty-free exclusive license to Licensed Product for such country.

       8.2. Voluntary Termination by Company. Company shall have the right to terminate this Agreement, for any reason, upon ninety (90) days prior written notice to SJCRH. Upon termination, a final report shall be submitted and any royalty payments and unreimbursed patent expenses due to SJCRH shall become immediately payable upon invoice to Company from SJCRH.

       8.3. Termination for Default. In the event that either party commits a material breach of its obligation under this Agreement and fails to cure that breach within sixty (60) days after receiving written notice thereof, the other party may terminate this Agreement immediately upon written notice to the party in breach, subject to Section 9.

       8.4. Force Majeure. Neither party will be responsible for delays resulting from causes beyond the reasonable control of such party, including without limitation fires, explosion, flood, war, strike, or riot, provided that the nonperforming party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever such causes are removed.

[*] designated portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

       8.5. Effect of Termination. The following provisions shall survive the expiration or termination of this Agreement: Sections 1 and 9 and 10; Sections 3.2., 3.3, 5.2. (obligation to provide final report and payment), 6.2., 7.1., and 8.5. Upon the early termination of this Agreement, Company and its Affiliates and Sublicensees may complete and sell any work-in-progress and inventory of Licensed Product that exists as of the effective date of termination, provided that (i) Company is current in payment of all amounts due SJCRH under this Agreement, (ii) Company pays SJCRH the applicable royalty on such sales of Licensed Product in accordance with the terms and conditions of this Agreement, and (iii) Company and its Affiliates and Sublicensees shall use reasonable efforts to complete and sell all work-in-progress and inventory of Licensed Product within six (6) months after the effective date of termination.

8.6. Sublicenses. Upon termination of this Agreement, SJCRH shall elect to either: (i) convert all sublicenses under the Patent Rights granted by Company into direct licenses from SJCRH, with all material terms remaining the same; or
(ii) terminate all such sublicenses and promptly offer each Sublicensee a new license with financial terms at least as favorable to such Sublicensee as those in the Sublicensee's sublicense from Company.

9. Dispute Resolution. In the event of any controversy or claim arising out of or relating to any provision of this Agreement, the breach thereof, SJCRH's election under Section 3.1 to terminate Company's license or to convert Company's license to a non-exclusive license; or SJCRH's notice of termination under Section 8.3, the parties shall try to settle such conflicts amicably between themselves. If the parties are unable to resolve such controversy or claim informally, they shall submit the issue to alternative dispute resolution. If alternative dispute resolution fails to resolve the issue, the parties shall submit the issue to arbitration conducted in accordance with the rules of the American Arbitration Association. The demand for arbitration shall be filed within a reasonable time after the parties' informal efforts and alternative dispute resolution have failed, and in no event after the date upon which institution of legal proceedings based on such controversy or claim would be barred by the applicable statute of limitation. Such arbitration shall be held in Memphis, Tennessee if initiated by Company and in Seattle, Washington if initiated by SJCRH. The award through arbitration shall be final and binding. Either party may enter any such award in a court having jurisdiction or may make application to such court for judicial acceptance of the award and an order of enforcement, as the case may be. Notwithstanding the foregoing, either party may, without recourse to arbitration, assert against the other party a third-party claim or cross-claim in any action brought by a third-party, to which the subject matter of this Agreement may be relevant.

[*] designated portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

10.    Miscellaneous

       10.1. Representation and Warranties. SJCRH represents and warrants that the Inventors have assigned to SJCRH their entire right, title, and interest in the Patent Rights and that SJCRH has authority to grant the rights and licenses set forth in this Agreement. SJCRH MAKES NO OTHER WARRANTIES CONCERNING THE PATENT RIGHTS AND RELATED TECHNOLOGY, INCLUDING WITHOUT LIMITATION ANY EXPRESS OR IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. Specifically, SJCRH makes no warranty or representation (i) regarding the validity or scope of the Patent Rights, (ii) that the exploitation the Patent Rights or any Licensed Product will not infringe any patents or other intellectual property rights of a third party, and (iii) that any third party is not currently infringing or will not infringe the Patent Rights. Without making a warranty or representation, SJCRH states that as of the Effective Date, it has no present knowledge (1) that practice of the inventions claimed in the Patent Rights would necessarily infringe a patent or patents of any third party, or (2) of any third party infringers.

       10.2. Headings. All headings are for convenience only and shall not affect the meaning of any provision of this Agreement.

       10.3. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns.

       10.4 Assignment. This Agreement may not be assigned by either party without the prior written consent of the other party, except that Company may assign this Agreement to an Affiliate or to a successor in connection with the merger, consolidation, or sale of all or substantially all of its assets or that portion of its business to which this Agreement relates.

       10.5 Amendment and Waiver. This Agreement may be amended, supplemented, or otherwise modified only by means of a written instrument signed by both parties. Any waiver of any rights or failure to act in a specific instance shall relate only to such instance and shall not be construed as an agreement to waive any rights or fail to act in any other instance, whether or not similar.

       10.6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee.

[*] designated portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

       10.7. Notice. Any notices required or permitted under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be sent by hand, recognized national overnight courier, confirmed facsimile transmission, confirmed electronic mail, or registered or certified mail, postage prepaid, return receipt requested, to the following address or facsimile numbers of the parties:

       If to SJCRH:

             Office of Technology Licensing
             St. Jude Children's Research Hospital
             332 North Lauderdale
             Memphis, Tennessee 38105
             Attn:  Barbara S. Conta, PhD
             VP, Technology Development and Transfer
             TEL: (901) 495-2342
             FAX: (901) 495-3148

       If to Company:

             ZymoGenetics, Inc.
             1201 Eastlake Avenue East
             Seattle, WA 98102
             Attn:  Director, Business Development
             TEL: (206) 442-6600
             FAX: (206) 442-6697

All notices under this Agreement shall be deemed effective upon receipt. A party may change its contact information immediately upon written notice to the other party in the manner provided in this Section.

       10.8 Severability. In the event that any provision of this Agreement shall be held invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect any other provision of this Agreement, and the parties shall negotiate in good faith to modify the Agreement to preserve (to the extent possible) their original intent. If the parties fail to reach a modified agreement within sixty (60) days after the relevant provision is held invalid or unenforceable, then the dispute shall be resolved in accordance with the procedures set forth in Section 9. While the dispute is pending resolution, this Agreement shall be construed as if such provision were deleted by agreement of the parties.

[*] designated portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

       10.9 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to its subject matter and supersedes all prior agreements or understandings between the parties relating to its subject matter.

       IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

ST. JUDE CHILDREN'S                              ZYMOGENETICS, INC
RESEARCH HOSPITAL



By: /s/ Barbara S. Conta                         By: /s/ Claus Kuhl
--------------------------------------           ----------------------
        Barbara S. Conta, Ph.D.                          Claus Kuhl
        VP, Technology Development & Transfer            President


[*] designated portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

                                  APPENDIX A

                 Patent Applications Within the Patent Rights
                           As of the Effective Date


--------------------------------------------------------------------------------
    Country       Number       Filing Date and       Title          Inventors
                                Priority Date
--------------------------------------------------------------------------------
 [*]
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


[*] designated portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

                        AMENDMENT TO LICENSE AGREEMENT


This is an Amendment dated February 4, 1999 to a License Agreement dated December 31,1998 entered into by and between St. Jude Children's Research Hospital ("SJCRH") and ZymoGenetics, Inc.

                               WITNESSETH THAT:

IN CONSIDERATION of the mutual covenants herein contained and other good and valuable consideration, the parties agree as follows:
To replace Article 1.7 of the License Agreement with the following:

1.7.  "Hospital Materials" shall mean any tangible biological material, or a
      -------------------
portion thereof having equivalent biological activity, useful or necessary for the effective exercise of the Patent Rights that are transferred by SJCRH to Company under this Agreement, including, [*].

ALL OTHER PROVISIONS OF THE LICENSE AGREEMENT REMAIN UNCHANGED.

IN WITNESS whereof, the parties have executed this Amendment to the License Agreement through duly authorized representatives as of the date set forth below.

St. Jude Children's Research Hospital       ZymoGenetics, Inc.


By: /s/ Barbara S. Conta                    By: /s/ Bruce L.A. Carter
    -------------------------------------       --------------------------------
        Barbara S. Conta, Ph.D.                     Bruce L.A. Carter, Ph.D.
        Vice President, Technology                  President
        Development and Licensing

Date: 2/4/99                                Date: 2/9/99
      -----------------------------------         ------------------------------


[*] designated portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

                              AMENDMENT No. 2 TO
                               LICENSE AGREEMENT


BETWEEN:            ZymoGenetics, Inc.
                    1201 Eastlake Avenue East
                    Seattle, WA 98102

AND:                St. Jude Children's Research Hospital
                    332 North Lauderdale
                    Memphis, TN 38105


THIS AMENDMENT is made effective as of October 23, 2000. The parties hereby agree that the License Agreement on TACI (Dr. Bram), dated December 31, 1998, amended on February 4, 1999 by Amendment No. 1, shall be further amended as follows:


IN THE PREAMBLE

Replace the preamble in its entirety with the following:

     THIS AGREEMENT, effective as of December 31, 1998 ("Effective Date"), by and between St. Jude Children's Research Hospital ("SJCRH"), a corporation located at 332 North Lauderdale, Memphis, Tennessee 38105 and ZymoGenetics, Inc. ("Company"), a corporation located at 1201 Eastlake Avenue East, Seattle, WA 98102.


IN ARTICLE 1  DEFINITIONS

In Section 1.1, replace the existing definition for "Affiliate" in its entirety with the following:

     1.1  "Affiliate" shall mean any legal entity (such as corporation,
           ---------
     partnership or limited liability company) that controls, is controlled by, or is placed under the same control as, Company. For the purposes of this definition, the term "control" means ownership of at least fifty percent (50%) of the voting interest of a legal entity.

The remainder of Article 1 is unchanged.

[*] designated portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

Agreement of SJCRH and ZGI in the terms stated above is indicated by signatures affixed below.


                              St. Jude Children's
Research Hospital                              ZymoGenetics, Inc.

/s/ John Scott Elmer                           /s/ Bruce L. A. Carter
-----------------------------------            ---------------------------------
Signature

Director, Office of Technology Licensing       Bruce L. A. Carter
----------------------------------------
Name and Title                                 President and CEO


[*] designated portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.